Exhibit 99

Middleburg Financial Corporation Announces First Quarter 2003 Earnings

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

   jboling@middleburgbank.com

Alice P. Frazier, EVP & CFO

540-687-4801 or

  afrazier@middleburgbank.com

MIDDLEBURG, VIRGINIA (April 16, 2003) –Middleburg Financial Corporation (NASDAQ SM – MBRG) reported net income of $2.0 million, or $1.07 per diluted share, for the three months ended March 31, 2003.  This amount represents a 32.8% increase over net income of $1.5 million, or $.84 per diluted share, reported for the three months ended March 31, 2002.  The return on average assets and average equity were 1.73% and 17.82%, respectively, for the three months ended March 31, 2003.

	Quarter Ended
	March 31,

(per share data)	2003	2002

Core Operations	$ 1.01	$ 0.87
Security Gains (Losses)	0.10	( .03)
Amortization Expenses	(0.04)	--
Net Income per Diluted Share	$ 1.07	$ 0.84

Joseph L. Boling, Chairman and Chief Executive Officer comments “We are extremely pleased with our quarterly results. Our staff have worked hard at obtaining new assets for the Company, not only just loans but assets under management as well.  Growth in low cost deposit accounts continues to allow us to fund our asset growth at a lower than average cost thus maintaining a high net interest margin.”

Net Interest Income and Net Interest Margin

Net interest income increased 10.7% to $4.6 million for the three months ended March 31, 2003, compared to $4.2 million for the same period in 2002.  The net interest margin was 4.99% for the three months ended March 31, 2003 compared to 5.24% for the three months ended March 31, 2002.  Average earning assets increased $48.3 million to $383.9 million at March 31, 2003, compared to $335.6 million at March 31, 2002.

Net interest income increased 4.6% to $4.6 million for the three months ended March 31, 2003, compared to $4.4 million for the fourth quarter of 2002.  The net interest margin was 4.99% for the three months ended March 31, 2003 compared to 4.85% for the three months ended December 31, 2002.  Average earning assets increased $22.9 million to $383.9 million at March 31, 2003 from $361.0 million at December 31, 2002.

The Company remains neutral to rising or falling interest rates over the next 12 months.  Based upon internal interest rate risk models, net interest income could be expected to increase .34% should interest rates rise 100 basis points over the next 12 month period.

Non Interest Income

Non interest income increased 100.7% to $2.4 million for the three months ended March 31, 2003, compared to $1.2 million for the same period in 2002.  The components of non interest income for the first quarter of 2003 and 2002 are presented in the table below.  Investment advisory fees provided by Gilkison Patterson Investment Advisors (GPIA), a wholly owned subsidiary acquired on April 1, 2002, accounted for 44.3% of the $1.2 million increase in non interest income. GPIA’s fees increased 3.1% over the fourth quarter of 2002, due to both an increase in the market value of assets managed as well as new account growth.  GPIA’s assets under management at March 31, 2003 exceed $601 million.   In spite of a decline in market values of equities fiduciary fees, provided by Tredegar Trust Company, remained consistent year over year largely due to an increase in assets under administration.  The increase in assets to $461.8 at March 31, 2003, was a result of new assets from clients and market value growth of assets under administration.  Mortgage banking income is derived from the sale of loans to the secondary market.  The Company does not retain servicing on the loans.  Originations increased 78.6% to $38.4 million for the first quarter of 2003 compared to the first quarter of 2002.  Investment sales fees are generated by sales of equities, bonds and mutual funds.  The Company’s hiring of two additional sales representatives in the fourth quarter of 2002 accounted for most of the increase in related fees.  Lastly, the Company continues to enjoy transactional (checking and money market) account growth that exceeds 30% over the prior year.  Also the Company began accounting for the fee income on ATM and VISA check card transaction in gross rather than net of expenses; the result is an increase of $90,000 in service charge income.  The related expense is reflected in the non interest expense section.

(in thousands)	Quarter Ended
	March 31,
	2003	2002
Mortgage Banking Income	$ 634	$ 343
Service Charges	593	351
Fiduciary Fees	318	319
Investment Advisory Fees	528	--
Investment Sales Fees	303	140
Other Income	--	31
Non Interest Income	$ 2,376	$ 1,184

Non Interest Expense

Non interest expense increased 38.1% to $4.3 million for the three months ended March 31, 2003, compared to $3.1 million for the same period in 2002.  The addition of GPIA accounts for 33.0% of the total increase in non interest expense.  GPIA accounts for 41.6% of the increase in salaries and employee benefits expenses.  The remaining increase in salaries and employment benefit expense is related to additional staffing to support the growth of the Company.  Increased expenditures on fixed assets (software, operations center and new branch) during 2002 have increased occupancy and equipment expenses year over year.  There were no non recurring expenses in the first quarter of 2003.  The components of the non interest expense for the first quarter of 2003 and 2002 are presented in the table below.

(in thousands)	Quarter Ended
	March 31,
	2003	2002
Salaries & Employee Benefits	$ 2,256	$ 1,745
Sales Commissions	384	198
Net Occupancy & Equipment	579	346
Other Operating Expenses	1,102	839
Non Interest expense	$ 4,321	$ 3,128

Total Consolidated Assets

Total assets increased 22.5% to $442.4 million at March 31, 2003 from $361.0 million at March 31, 2002.   Total loans, net of the allowance for loan losses, increased 9.4% to $220.3 million at March 31, 2003 from $201.4 million at March 31, 2002.  Since December 31, 2002, total loans, net of the allowance for loan losses, increased $10.5 million or 5.0%.  The factors that contributed to the strong loan growth were a strong image advertising campaign that focuses on the commercial lenders, an additional commercial lender with experience in Loudoun County market and lastly the amount of loans that have refinanced out of the bank has slowed considerably during the first quarter of 2003.

Non-performing loans were $255,000 at March 31, 2003 compared to $186,000 at March 31, 2002.  Loans past due 90 days or greater were $148,000 at March 31, 2003.  The loan loss provision was $75,000 for the first quarter of 2003.  The allowance for loan losses was $2.4 million or 1.09% of total loans outstanding at March 31, 2003.  Net charge-offs were $25,000 for the three months ended March 31, 2003 compared to $6,000 for the same period in 2002.

The investment securities portfolio increased 32.5% to $166.5 million at March 31, 2003 from $125.6 million at March 31, 2002.    Much of the growth in the investment portfolio occurred during 2002 as excess deposit growth over loan growth was placed into the investment portfolio.  The investment portfolio earns a tax equivalent yield of 5.37%.

Liabilities and Shareholders’ Equity

Deposits increased 20.0% to $337.4 million at March 31, 2003 from $281.1 million at March 31, 2002.  Since December 31, 2002, deposits have increased $8.5 million, or 2.6%.  All of the first quarter 2003 increase in deposits has been in the demand, interest bearing checking and money market accounts.   The Company continues to enjoy growth driven by mergers within the local markets it serves.  Federal Home Loan Bank (FHLB) advances were $42.0 million at March 31, 2003.

Shareholders’ equity was $41.8 million at March 31, 2003, an increase of 35.3% over the March 31, 2002 balance of $30.9 million.  The book value of the Company was $22.58 per share and total common shares outstanding were 1,852,682 at March 31, 2003.

As previously announced, the board of directors declared a dividend of $.31 per common share cash dividend for shareholders of record as of April 2, 2003 and payable on April 18, 2003.

Acquisition of Southern Trust Mortgage

On April 15, 2003, the Company also completed the acquisition 40% of Southern Trust Mortgage, LLC.  Southern Trust is a regional mortgage banker that closed more than $869 million of mortgage loans during 2002.  Southern Trust is headquartered in Norfolk, Virginia and has offices in Virginia, Maryland, North Carolina, South Carolina and Georgia.  This investment will be immediately accretive to the Company's earnings per share.  Pro Forma earnings per share for 2002, assuming the transaction occurred on January 1, 2002, would have been $4.07 compared to $3.39.  Pro forma earnings per share for the year ended December 31, 2002 should not be necessarily considered indicative of future accretion to earnings per share.  The mortgage business is volatile and an increase in interest rates could adversely impact the future earnings of Southern Trust.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risks inherent in making loans such as repayment risks and fluctuating collateral values, changing trends in customer profiles and changes in laws and regulations applicable to the Company.  Although the Company believes that its expectations with r espect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has three wholly owned subsidiaries, Middleburg Bank, Tredegar Trust Company, and Gilkison Patterson Investment Advisors, Inc.  Middleburg Bank serves Loudoun County and Fauquier County, Virginia with six branches.  Tredegar Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Gilkison Patterson Investment Advisors, Inc. is a SEC registered investment advisor located in Alexandria, Virginia.

(dollars in thousands, except per	Three Months Ended
share data)	March 31,
			%
	2003	2002	Change
SUMMARY OF OPERATIONS
Interest Income - Loans	$ 4,024	$ 3,979	1.1%
Interest Income - Investment & Other	2,027	1,794	13.0%
Interest Expense - Deposits	899	1,147	-21.6%
Interest Expense - Other Borrowings	552	470	17.4%
Net Interest Income	$ 4,600	$ 4,156	10.7%
Provision for loan losses	75	75	0.0%
Net Interest Income After Provision
for loan losses	$ 4,525	$ 4,081	10.9%
Non-Interest Income	2,376	1,184	100.7%
Net Securities Gains (Losses)	295	(80)
Non-Interest Expense	4,321	3,128	38.1%
Income Before Taxes	$ 2,875	$ 2,057	39.8%
Income Taxes	865	543	59.3%
Net Income	$ 2,010	$ 1,514	32.8%
PER SHARE DATA
Net Income - Basic	$ 1.09	$ 0.86	25.6%
Net Income - Diluted	$ 1.07	$ 0.84	27.1%
Cash Dividends	$ 0.31	$ 0.30	3.3%
Book Value	$ 22.58	$ 17.64	28.0%
Common Shares Outstanding	1,852,682	1,752,558
Average Shares Outstanding, Basic	1,852,682	1,752,486
Average Shares Outstanding, Diluted	1,884,059	1,802,681
PROFITABILITY RATIOS
Return on Average Assets	1.73%	1.68%
Return on Average Equity	17.82%	19.33%
Net Interest Margin (tax equivalent basis)	4.99%	5.24%
Efficiency Ratio	59.97%	56.16%
Dividend Payout	28.57%	34.74%
CAPITAL RATIOS
Leverage Ratio	9.91%	12.93%
Risk-Based Capital Ratios
Tier 1 Capital Ratio	14.91%	16.44%
Total Capital Ratio	15.74%	12.93%
Equity to Assets	9.45%	8.56%
Tangible Equity to Tangible Assets	8.04%	8.31%
Loans to Deposits	66.00%	72.01%
ASSET QUALITY
Non-Performing Loans	$ 255	$ 186	37.4%
Loans Past Due 90 Days or More	148	117
Allowance for Loan Losses	2,357	2,129	10.7%
Net Charge-offs	25	6	316.7%
Non-Performing Loans to Loans	0.11%	0.09%	25.6%
Allowance for Loan Losses to Loans	1.06%	1.05%	1.2%
Net Charge-offs to Average Loans	0.01%	0.00%	-50.0%

Allowance for Loan Losses to
Non-Performing Loans	924.31%	1147.49%	-19.4%
AVERAGE BALANCES
Investment Securities Portfolio	$ 164,726	$ 127,582	29.11%
Loans	215,642	200,190	7.72%
Earning Assets	383,923	335,564	14.41%
Assets	431,010	359,018	20.05%
Deposits	331,589	275,597	20.32%
Stockholders' Equity	41,847	31,320	33.61%
SELECTED FINANCIAL DATA AT PERIOD END
Investment Securities Portfolio	166,524	125,642	32.54%
Loans, net of allowance for loan losses	220,323	201,396	9.40%
Earning Assets	404,130	335,171	20.57%
Assets	442,433	361,040	22.54%
Deposits	337,381	281,100	20.02%
Stockholders' Equity	41,826	30,909	35.32%